[LOGO] MARKET CENTRAL

                                                         7810 Ballantyne
                                                         Commons Pkwy, Suite 300
                                                         Charlotte, NC  28277

                                                         Telephone: 704.319.2220
                                                         Facsimile: 704.319.2250


Investor Relations:                           Marketing and Product Information:
Vince Buczek                                  Brooke Filger
Market Central, Inc                           Market Central, Inc.
(301) 751-1457                                (888) 773-3501
vbuczek@marketcentral.com                     bfilger@marketcentral.com

                        MARKET CENTRAL ANNOUNCES CHANGES
                           TO ITS BOARD OF DIRECTORS

    New Directors Bring Wealth of Industry Experience to Market Central Board

Charlotte, NC - February 22, 2005 - Market Central, Inc. (OTC BB: MKTE), a knowledge management company specializing in solutions that enable businesses to efficiently store, categorize and retrieve information with it's patented technologies, today announced the elections of Mr. Hoyt Lowder, Senior Vice President of FMI Corporation and Mr. Ron Attkisson, Chairman, Chief Executive Officer and President of Jones, Byrd & Attkisson, Inc., to vacancies on its Board of Directors.

Separately, Market Central announced that Mr. Howard Workman had resigned from the Board of Directors as a result of other pressing time and business commitments.

Mr. Lowder and Mr. Attkisson are wonderful additions to an already exceptional Board of Directors," said Doyal Bryant, President and CEO of Market Central. "Both bring significant knowledge and guidance from their executive and industry backgrounds. We are delighted to have access to their collective strategic insight and operational experience as Market Central continues to move forward and expand as a leader in the marketplace. At the same time we regret Mr. Workman's resignation, but thank him for his service as a board member."

Mr. Lowder holds the position of Senior Vice President and Managing Director for FMI Corporation in Tampa, Florida. His background includes several years of experience in building value for major national and international construction industry firms. He is considered a specialist in strategic planning and marketing implementation, he is an expert at understanding the marketplace and the motives of major buyer groups. He has extensive experience with the work acquisition process, and he pulls together marketing and technology to help his clients gain an advantage in obtaining business. Mr. Lowder holds Bachelor of Science and Master of Science degrees from North Carolina State University.

As the current Chairman, Chief Executive Officer and President of Jones, Byrd & Attkisson, Inc. ("JBA"), Mr. Attkisson brings a wealth of finance and investment banking experience to Market Central. Previously, Mr. Attkisson provided investment banking services through Attkisson, Carter & Company, which he founded in 1988 as Attkisson and Associates. Attkisson & Associates grew to be one of the largest independent securities firms in Atlanta while providing investment brokerage, advisory and banking services to both individual and corporate clients in over 30 states. He sold most of his interest in the firm in January, 2001, but retained an association with the firm until May, 2003, when he resigned from the firm before starting JBA. Prior to founding Attkisson & Associates, Mr. Attkisson was associated with Interstate Securities and Johnson, Lane, Space, Smith & Company, which were predecessor firms to Wachovia Securities. Prior to this, he was a vice president at The Robinson-Humphrey Company from 1978 to 1981. Mr. Attkisson and JBA have been instrumental in helping the Company raise capital through the sale of its Series A preferred stock. He is a graduated from the University of North Carolina at Chapel Hill in 1970.

About Market Central

Market Central is an emerging leader in the Knowledge Management industry, specializing in solutions that enable businesses to efficiently store, categorize and retrieve information with state-of-the-art technologies. For these technologies, Market Central holds multiple valuable patents in its Intellectual Property portfolio. Market Central continues to invest in the enhancement of these Intellectual Property assets, development of new additions to the portfolio, and evaluation of related acquisitions. As part of the strategic decision to leave the call center business and focus on next generation knowledge management tools in such areas as search, intelligent document recognition and online collaboration software, Market Central has acquired technologies that combined have had over $20 million invested over 45 man-years of development. For more information, please visit us on the Web at www.marketcentral.com

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This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third parties in our intellectual property portfolio, any potential growth of our company, our ability to successfully maximize the value of our intellectual property assets, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.